Exhibit 99.1

Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and UAW Reach Tentative Contract Agreement For Rockport Works

MIDDLETOWN, OH, June 29, 2007 — AK Steel (NYSE: AKS) and the United Auto Workers (UAW) have reached a tentative agreement on a new labor contract covering about 190 hourly production and maintenance employees at the company’s Rockport (IN) Works.

The tentative agreement is subject to ratification by Local 3044 members in a vote expected to take place within a week. The existing contract is set to expire September 30, 2007. The new agreement would run from August 1, 2007, to September 30, 2013. The parties agreed to commence early bargaining in the mutual desire to reach a new contract well ahead of the expiration of the existing agreement.

AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets. The Rockport Works processes flat-rolled carbon and stainless products for a wide variety of end uses, including automotive and appliance markets.

# # #